Exhibit 99.1

[JOHNSON OUTDOORS LETTERHEAD]

[DATE]

To [Helen P. Johnson-Leipold][the Estate of Samuel C. Johnson]:

        As you know, Johnson Outdoors Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of October 28, 2004 (the “Merger Agreement”), with JO Acquisition Corp. (the “Purchaser”), the newly-formed company established for the purpose of enabling members of the Johnson family to acquire 100% ownership of the Company. Under the terms of the Merger Agreement, subject to shareholder approval, the Purchaser will be merged with the Company (the “Merger”), and each share of the Company’s common stock outstanding at the effective time of the Merger (other than shares held by the Johnson family members, the Company or the Purchaser or held by a person that has perfected dissenters’ rights under Wisconsin law) will be cancelled and converted into the right to receive merger consideration of $20.10 per share in cash.

        In connection with the Merger, the outstanding options to purchase the Company’s common stock that you hold at the effective time of the Merger (the “Options”) will be converted into options to acquire an equivalent amount of shares of common stock of the surviving corporation in the Merger, in accordance with Section 2.2(a) and Section 2.2(c) of the Merger Agreement.

        Please return a signed copy of this letter to Kevin Mooney, Vice President, Human Resources, at the address set forth above as soon as possible. By signing this letter, you acknowledge and consent to the treatment of your Options in accordance with Section 2.2(a) and Section 2.2(c) of the Merger Agreement. Such treatment of your Options is contingent on the consummation of the Merger. If the Merger is not consummated, then this notice and your acknowledgement shall be deemed null and void.

JOHNSON OUTDOORS INC.

Kevin Mooney
Vice President, Human Resources

ACKNOWLEDGED AND AGREED

___________________________________________
[Helen P. Leipold-Johnson][[NAME], [Executor for the Estate of Samuel C. Johnson]]

Date:__________________________________